Exhibit 99.1

Contact:

Frank A. Cavallaro, SEVP and CFO

Peapack-Gladstone Financial Corporation

T: 908-306-8933

PEAPACK-GLADSTONE FINANCIAL CORPORATION

REPORTS CORRECTION TO FIRST QUARTER FINANCIAL RESULTS

Bedminster, N.J. – April 22, 2026 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market: PGC) (the "Company") reported its first quarter 2026 financial results in its press release (the “Earnings Release”) and a supplemental investor presentation (the “Investor Presentation”), each of which were dated April 22, 2026. Subsequent to the issuance of the Earnings Release, the Company identified an error in the calculation of its reported book value per share and tangible book value per share and related capital ratios. The error relates to the treatment of the preferred stock issuance that occurred in March 2026, which should have been deducted when calculating book value per share and tangible book value per share.

Accordingly, as of March 31, 2026:

•
Book value per common share has been revised from $39.48 to $37.79;
•
Tangible book value per common share has been revised from $37.02 to $35.33; and
•
Tangible equity to tangible assets has been revised from 8.56% to 8.17%.

This correction does not impact any other information in the Earnings Release or the Investor Presentation, including the Company’s reported net income, operating results, cash flows, or regulatory capital ratios for the period.

ABOUT THE COMPANY

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $7.7 billion and assets under management and/or administration of $13.1 billion as of March 31, 2026. Founded in 1921, Peapack Private Bank & Trust, a subsidiary of Peapack-Gladstone Financial Corporation, is a commercial bank that offers a client-centric approach to banking, providing high-quality products along with customized and innovative wealth management, investment banking, commercial and retail solutions. The Bank's wealth management division offers comprehensive financial, tax, fiduciary and investment advice and solutions to individuals, families, privately held businesses, family offices and not-for-profit organizations, which help them to establish, maintain and expand their legacy. Peapack Private Bank & Trust offers an unparalleled commitment to client service. Visit www.peapackprivate.com for more information.